                                                                  Exhibit (h)(1)
                     TRANSFER AGENCY AND SERVICE AGREEMENT


     THIS AGREEMENT is made as of the ____ day of _______________, 1999, by and between HUNTINGTON VA FUNDS, a Massachusetts business trust, having its principal office and place of business at 41 South High Street, Columbus, Ohio 43287 (the "Trust"), and STATE STREET BANK AND TRUST COMPANY, a Massachusetts trust company, having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts 02110 (the "Transfer Agent").

     WHEREAS, the Trust is authorized to issue shares in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

     WHEREAS, the Trust intends to initially offer shares in two series, such series shall be named in the attached Schedule A which may be amended by the parties from time to time (each such series, together with all other series subsequently established by the Trust and made subject to this Agreement in accordance with Article 11, being herein referred to as a "Fund," and collectively as the "Funds");

     WHEREAS, the Trust on behalf of the Funds desires to appoint the Transfer Agent as its transfer agent, dividend disbursing agent, custodian of certain retirement plans and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment;

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.  Terms of Appointment and Duties

    1.1 Subject to the terms and conditions set forth in this Agreement, the Trust, on behalf of the Funds, hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as the transfer agent for each Fund's authorized and issued shares of beneficial interest, no par value ("Shares"), dividend disbursing agent, custodian of certain retirement plans and agent in connection with any accumulation, open-account or similar plan provided to the shareholders of each of the Funds of the Trust ("Shareholders") and set out in the currently effective prospectus and statement of additional information for such Funds, including without limitation any periodic investment plan or periodic withdrawal program. In accordance with procedures established from time to time by agreement between the Trust on behalf of each of the Funds, as applicable, and the Transfer Agent, the Transfer Agent agrees that it will perform the following services:

          (1) Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation thereof to the Custodian of the Trust authorized pursuant to the Declaration of Trust of the Trust (the "Custodian");

          (2) Pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate Shareholder account;

          (3) Receive for acceptance redemption requests and redemption directions and deliver the appropriate documentation thereof to the Custodian;

          (4) In respect to the transactions in items (a), (b) and (c) above, the Transfer Agent shall execute transactions directly with broker-dealers authorized by the Trust;

          (5) At the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

          (6) Effect transfers of Shares by the registered owners thereof upon receipt of appropriate instructions;

          (7) Prepare and transmit payments for dividends and distributions declared by the Trust on behalf of the applicable Fund;

          (8) Issue replacement certificates for those certificates alleged to have been lost, stolen or destroyed upon receipt by the Transfer Agent of indemnification satisfactory to the Transfer Agent and protecting the Transfer Agent and the Trust, and the Transfer Agent at its option, may issue replacement certificates in place of mutilated stock certificates upon presentation thereof and without such indemnity;

          (9) Maintain records of account for and advise the Funds and their Shareholders as to the foregoing; and

          (10) Record the issuance of Shares of the Funds and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended, a record of the total number of Shares of the Funds which are authorized, based upon data provided to it by the Trust, and issued and outstanding. The Transfer Agent shall also provide the Trust on a regular basis with the total number of Shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

     1.2 In addition to and neither in lieu nor in contravention of the services set forth in the above Section 1.1:

          (1) The Transfer Agent shall perform the customary services of a transfer agent, dividend disbursing agent, custodian of certain retirement plans and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program), including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing Shareholder proxies, Shareholder reports and prospectuses to current Shareholders, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmation forms and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholder accounts, preparing and mailing activity statements for Shareholders, and providing Shareholder account information and (ii) provide a system which will enable the Trust to monitor the total number of Shares sold in each state.

          (2) The Trust shall (i) identify to the Transfer Agent in writing those transactions and assets to be treated as exempt from blue sky reporting for each state and (ii) verify the establishment of transactions for each state on the system prior to activation and thereafter monitor the daily activity for each state. The responsibility of the Transfer Agent for the Trust's blue sky state registration status is solely limited to the initial establishment of transactions subject to blue sky compliance by the Trust and the reporting of such transactions to the Trust as provided above.

          (3) The Trust on behalf of each Fund and the Transfer Agent have established per the attached Service Responsibility Schedule, as may be amended from time to time, procedures as to who shall provide certain of these services in Section 1. According to this Schedule, the Transfer Agent may at times perform only a portion of the services and the Trust or its agent may perform these services on the Trust's behalf.

          (4) The Transfer Agent shall provide additional services on behalf of the Trust (e.g., escheatment services) which may be agreed upon in writing between the Trust and the Transfer Agent.

2.  Fees and Expenses

    2.1 For the performance by the Transfer Agent pursuant to this Agreement, the Trust agrees on behalf of each of the Funds to pay the Transfer Agent an annual maintenance fee for each Shareholder account as set out in the initial Fee Schedule attached hereto. Such fees and out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Trust and the Transfer Agent.

    2.2 In addition to the fee paid under Section 2.1 above, the Trust agrees on behalf of each of the Funds to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, mailing and tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule attached hereto. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

     2.3 The Trust agrees on behalf of each of the Funds to pay all fees and reimbursable expenses within thirty (30) days following the receipt of the respective billing notice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Trust at least seven (7) days prior to the mailing date of such materials.

3.   Representations and Warranties of the Transfer Agent

     The Transfer Agent represents and warrants to the Trust that:

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     3.1  It is a trust company duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

     3.2 It is duly qualified to carry on its business in the Commonwealth of Massachusetts.

     3.3 It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

     3.4 All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     3.5 It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.  Representations and Warranties of the Trust

    The Trust represents and warrants to the Transfer Agent that:

     4.1 It is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts.

     4.2 It is empowered under applicable laws and by its Declaration of Trust and By-Laws to enter into and perform this Agreement.

     4.3 All corporate proceedings required by said Declaration of Trust and By-Laws have been taken to authorize it to enter into and perform this Agreement.

     4.4 It is an open-end and diversified management investment company registered under the Investment Company Act of 1940, as amended.

     4.5 A registration statement under the Securities Act of 1933, as amended on behalf of each of the Funds is currently effective and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Funds being offered for sale.

5.  Wire Transfer Operating Guidelines/Articles 4A of the Uniform Commercial
Code

    5.1 The Transfer Agent is authorized to promptly debit the appropriate Fund account(s) upon the receipt of a payment order in compliance with the selected security procedure (the "Security Procedure") chosen for funds transfer and in the amount of money that the Transfer Agent has been instructed to transfer. The Transfer Agent shall execute payment orders in compliance with the Security Procedure and with the Fund instructions on the execution date provided that such payment order is received by the customary deadline for processing such a request, unless the payment order specifies a later time. All payment orders and communications received after this the customary deadline will be deemed to have been received the next business day.

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

     5.2 The Trust acknowledges that the Security Procedure it has designated on the Fund Selection Form was selected by the Trust from security procedures offered by the Transfer Agent. The Trust shall restrict access to confidential information relating to the Security Procedure to authorized persons as communicated to the Transfer Agent in writing. The Trust must notify the Transfer Agent immediately if it has reason to believe unauthorized persons may have obtained access to such information or of any change in the Trust's authorized personnel. The Transfer Agent shall verify the authenticity of all Trust instructions according to the Security Procedure.

     5.3 The Transfer Agent shall process all payment orders on the basis of the account number contained in the payment order. In the event of a discrepancy between any name indicated on the payment order and the account number, the account number shall take precedence and govern.

     5.4 The Transfer Agent reserves the right to decline to process or delay the processing of a payment order which (a) is in excess of the collected balance in the account to be charged at the time of the Transfer Agent's receipt of such payment order; (b) if initiating such payment order would cause the Transfer Agent, in the Transfer Agent's sole judgement, to exceed any volume, aggregate dollar, network, time, credit or similar limits which are applicable to the Transfer Agent; or (c) if the Transfer Agent, in good faith, is unable to satisfy itself that the transaction has been properly authorized.

     5.5 The Transfer Agent shall use reasonable efforts to act on all authorized requests to cancel or amend payment orders received in compliance with the Security Procedure provided that such requests are received in a timely manner affording the Transfer Agent reasonable opportunity to act. However, the Transfer Agent assumes no liability if the request for amendment or cancellation cannot be satisfied.

     5.6 The Transfer Agent shall assume no responsibility for failure to detect any erroneous payment order provided that the Transfer Agent complies with the payment order instructions as received and the Transfer Agent complies with the Security Procedure. The Security Procedure is established for the purpose of authenticating payment orders only and not for the detection of errors in payment orders.

     5.7 The Transfer Agent shall assume no responsibility for lost interest with respect to the refundable amount of any unauthorized payment order, unless the Transfer Agent is notified of the unauthorized payment order within thirty
(30) days of notification by the Transfer Agent of the acceptance of such payment order. In no event (including failure to execute a payment order) shall the Transfer Agent be liable for special, indirect or consequential damages, even if advised of the possibility of such damages.

     5.8 When the Trust initiates or receives Automated Clearing House credit and debit entries pursuant to these guidelines and the rules of the National Automated Clearing House Association and the New England Clearing House Association, the Transfer Agent will act as an Originating Depository Financial Institution and/or receiving depository Financial Institution, as the case may be, with respect to such entries. Credits given by the Transfer Agent with respect to an ACH credit entry are provisional until the Transfer Agent receives final settlement for such entry from the Federal Reserve Transfer Agent. If the Transfer Agent does not receive such final settlement, the Trust agrees that the Transfer Agent shall receive a refund of the amount credited to the Trust in connection with such entry, and the party making payment to the Trust via such entry shall not be deemed to have paid the amount of the entry.

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     5.9  Confirmation of Transfer Agent's execution of payment orders shall ordinarily be provided within twenty-four (24) hours, notice of which may be delivered through the Transfer Agent's proprietary information systems, or by facsimile or call-back. The Trust must report any objections to the execution of an order within thirty (30) days.

6.   Data Access and Proprietary Information

     6.1 The Trust acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Trust by the Transfer Agent as part of the Trust's ability to access certain Fund-related data ("Customer Data") maintained by the Transfer Agent on databases under the control and ownership of the Transfer Agent or other third party ("Data Access Services") constitute copyrighted, trade secret, or other proprietary information (collectively, "Proprietary Information") of substantial value to the Transfer Agent or other third party. In no event shall Proprietary Information be deemed Customer Data. The Trust agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Trust agrees for itself and its employees and agents to:

          (1) Use such programs and databases solely from locations as may be designated in writing by the Transfer Agent and solely in accordance with the Transfer Agent's applicable user documentation;

          (2) Refrain from copying or duplicating in any way (other than in the normal course of performing processing in authorized locations) the Proprietary Information;

          (3) Refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent's instructions;

          (4) Refrain from causing or allowing the data or information acquired pursuant to this Agreement from being retransmitted to any other computer terminal, device, facility or other location, except with the prior written consent of the Transfer Agent (such permission not to be unreasonably withheld);

          (5) Restrict access only to those authorized transactions agreed upon by the Trust and the Transfer Agent; and

          (6) Honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

     6.2 Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) are released for general disclosure by a written release by the Transfer Agent; or (iii) are already in the possession of the receiving party at the time or receipt without obligation of confidentiality or breach of this Agreement.

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

     6.3 If the Trust notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall endeavor in a timely manner to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data and the Trust agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof. DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN AS IS, AS AVAILABLE BASIS. THE Transfer Agent EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

     6.4 If the transactions available to the Trust include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

     6.5 Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section 6. The obligations of this Section shall survive any earlier termination of this Agreement.

7.   Indemnification

     7.1 The Transfer Agent shall not be responsible for, and the Trust shall on behalf of the applicable Fund indemnify and hold the Transfer Agent harmless from and against, any and all losses, damages, costs, charges, counsel fees, payments, expenses and liability arising out of or attributable to:

          (1) All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

          (2) The Trust's lack of good faith, negligence or willful misconduct which arise out of the breach of any representation or warranty of the Trust hereunder;

          (3) The reliance on or use by the Transfer Agent or its agents or subcontractors of information, records, documents or services which (i) are received by the Transfer Agent or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust;

          (4) The reliance on, or the carrying out by the Transfer Agent or its agents or subcontractors of any instructions or requests of the Trust on behalf of the applicable Fund;

          (5) The offer or sale of Shares in violation of federal or state securities laws or regulations requiring that such Shares be registered or in violation of any stop order or other determination or ruling by any federal or any state agency with respect to the offer or sale of such Shares; and

          (6) The negotiation and processing of checks made payable to prospective or existing Shareholders tendered to the Transfer Agent for the purchase of Shares, such checks are commonly known as "third party checks".

     7.2 At any time the Transfer Agent may apply to any officer of the Trust for instructions, and may consult with legal counsel with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by the Trust on behalf of the applicable Fund for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided the Transfer Agent or its agents or subcontractors by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to bear the proper manual or facsimile signatures of the officers of the Trust, and the proper countersignature of any co-transfer agent or co-registrar.

     7.3 In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which the Trust may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Trust of such assertion, and shall keep the Trust advised with respect to all developments concerning such claim. The Trust shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name or in the name of the Transfer Agent. The Transfer Agent shall in no case confess any claim or make any compromise in any case in which the Trust may be required to indemnify the Transfer Agent except with the Trust's prior written consent.

8.   Standard of Care

     The Transfer Agent shall at all times act in good faith and agrees to use its best efforts within reasonable limits to insure the accuracy of all services performed under this Agreement, but assumes no responsibility and shall not be liable for loss or damage due to errors unless said errors are caused by its negligence, bad faith, or willful misconduct or that of its employees.

9.   Year 2000

     The Transfer Agent will take reasonable steps to ensure that its products (and those of its third-party suppliers) reflect the available technology to offer products that are Year 2000 ready, including, but not limited to, century recognition of dates, calculations that correctly compute same century and multi century formulas and date values, and interface values that reflect the date issues arising between now and the next one-hundred years, and if any changes are required, the Transfer Agency will make the changes to its products at a price to be agreed upon by the parties and in a commercially reasonable time frame and will require third-party suppliers to do likewise.

10.  Covenants of the Trust and the Transfer Agent

     10.1 The Trust shall on behalf of each of the Funds promptly furnish to the Transfer Agent the following:

           (1) A certified copy of the resolution of the Board of Trustees of the Trust authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement.

           (2) A copy of the Declaration of Trust and By-Laws of the Trust and all amendments thereto.

     10.2 The Transfer Agent hereby agrees to establish and maintain facilities and procedures reasonably acceptable to the Trust for safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

     10.3 The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. To the extent required by Section 31 of the Investment Company Act of 1940, as amended, and the Rules thereunder, the Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Trust and will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

     10.4 The Transfer Agent and the Trust agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.

     10.5 In case of any requests or demands for the inspection of the Shareholder records of the Trust, the Transfer Agent will endeavor to notify the Trust and to secure instructions from an authorized officer of the Trust as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Shareholder records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

11.  Termination of Agreement

     11.1 This Agreement may be terminated by either party upon one hundred twenty (120) days' written notice to the other.

     11.2 Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust on behalf of the applicable Fund(s). Additionally, the Transfer Agent reserves the right to charge for any other reasonable expenses associated with such termination and a charge equivalent to the average of three (3) months' fees.

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

     11.3 Should the Transfer Agent exercise its right to terminate, all out-of-pocket expenses associated with the movement of physical documents and materials will be borne by the Transfer Agent on behalf of the applicable Fund(s).

12.  Additional Funds

     In the event that the Trust establishes one or more series of Shares in addition to the series named in the attached Schedule A with respect to which it desires to have the Transfer Agent render services as transfer and service agent under the terms hereof, it shall so notify the Transfer Agent in writing, and if the Transfer Agent agrees in writing to provide such services, such series of Shares shall become a Fund hereunder.

13.  Assignment

     13.1 Except as provided in Section 13.1 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

     13.2 This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.  Subcontractors

     14.1 The Transfer Agent may, without further consent on the part of the Trust, subcontract for the performance hereof with (i) Boston Financial Data Services, Inc., a Massachusetts corporation ("BFDS") which is duly registered as a transfer agent pursuant to Section 17A(c)(2) of the Securities Exchange Act of 1934, as amended ("Section 17A(c)(2)"), (ii) a BFDS subsidiary duly registered as a transfer agent pursuant to Section 17A(c)(2) or (iii) a BFDS affiliate; provided, however, that the Transfer Agent shall be as fully responsible to the Trust for the acts and omissions of any subcontractor as it is for its own acts and omissions.

15.  Amendment

     This Agreement may be amended or modified by a written agreement executed by both parties and authorized or approved by a resolution of the Board of Trustees of the Trust.

16.  Massachusetts Law to Apply

     This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

17.  Force Majeure

     In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

18.  Consequential Damages

     Neither party to this Agreement shall be liable to the other party for consequential damages under any provision of this Agreement or for any consequential damages arising out of any act or failure to act hereunder.

19.  Survival

     All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

20.  Severability

     If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

21.  Priorities Clause

     In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any Schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

22.  Waiver

     No waiver by either party or any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

23.  Merger of Agreement

     This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

24.  Limitations of Liability of the Trustees and Shareholders

     A copy of the Declaration of Trust of the Trust is on file with the Secretary of the Commonwealth of Massachusetts, and notice is hereby given that this instrument is executed on behalf of the Trustees of the Trust as Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees or Shareholders individually but are binding only upon the assets and property of the Trust.

25.  Counterparts

     This Agreement may be executed by the parties hereto on any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

26.  Reproduction of Documents

     This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

27.  Notices

     All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

          If to State Street Bank and Trust Company, to:

               State Street Bank and Trust Company
               c/o Boston Financial Data Services, Inc.
               Two Heritage Drive
               Quincy, Massachusetts  02171
               Attention:  Legal Department

               Facsimile:  (617) 774-2287

          If to the Trust, to:

               Huntington VA Funds
               c/o The Huntington National Bank
               41 South High Street
               Columbus, Ohio  43287
               Attention:  Product Manager


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.


                              HUNTINGTON VA FUNDS



                              By:_______________________________________

                              STATE STREET BANK AND TRUST COMPANY



                              By:________________________________________

                        SERVICE RESPONSIBILITY SCHEDULE
                                     to the
                     Transfer Agency and Service Agreement
                          dated as of __________, 1999
                                    between
                              Huntington VA Funds
                                      and
                  State Street Transfer Agent & Trust Company



                Service Performed                         Responsibility

                                                 Transfer Agent       Trust
------------------------------------------------------------------------------


1.  Receive orders for the purchase of Shares                           X

2.  Issue Shares and hold Shares in Shareholder's       X
    accounts

3.  Receive redemption requests                                         X

4.  Effect transactions 1-3 above directly with         X
    broker-dealers

5.  Pay over monies to redeeming Shareholders                           X

6.  Effect transfers of Shares                                          X

7.  Prepare and transmit dividends and distributions    X
8.  Issue replacement certificates                      X

9.  Reporting of abandoned property                     X

10.  Maintain records of account                        X

11.  Maintain and keep a current and accurate control   X
     book for each issue of securities

12.  Mail proxies                                       X

13.  Mail Shareholder reports                           X

14.  Mail prospectuses to current Shareholders          X

15.  Withhold taxes on U.S. resident and non-resident   X
     alien accounts

16.  Prepare and file U.S. Treasury Department forms    X

17.  Prepare and mail account and confirmation          X



                Service Performed                         Responsibility

                                                 Transfer Agent          Trust
------------------------------------------------------------------------------


     statements for Shareholders
18.  Provide Shareholder account information            X

19.  Blue sky reporting                                 X


     These services are more fully described in Section 1.1 of the Agreement.


                                   HUNTINGTON VA FUNDS



                                   By:___________________________________



                                   STATE STREET BANK AND TRUST COMPANY



                                   By:___________________________________

                                 FEE SCHEDULE
                                    to the
                     TRANSFER AGENCY AND SERVICE AGREEMENT
                        dated as of _____________, 1999
                                    between
                              Huntington VA Funds
                                      and
                 State Street Transfer Agent and Trust Company


Funds
-----

Huntington VA Growth Fund
Huntington VA Income Equity Fund

For each of the Funds listed above, the following annual fees apply:

Base Fee Per Fund (Per Cusip)..........................................$6,000*
     *Base Fee will be $500 for new Cusips for the first ninety days

Fee Per Account.......................................................  $16.50

Out-of-Pocket Expenses
----------------------

Out-of-Pocket expenses include but are not limited to: confirmation statements, postage, forms, audio response, telephone, records retention, transcripts, microfilm, microfiche, and expenses incurred at the specific direction of the Trust.

This fee schedule is subject to an annual Cost of Living Adjustment based on regional consumer price index.

                                   HUNTINGTON VA FUNDS



                                   By:______________________________________



                                   STATE STREET BANK AND TRUST COMPANY



                                   By:______________________________________